CORNICK, GARBER & SANDLER, LLP
                  Certified Public Accountants
                        630 Third Avenue
                    New York, New York 10017



                              June 4, 1998
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

Dear Sir or Madam:

     We have read the statement in Item 4(a) of the Form 8-K filed by Eastco Industrial Safety Corp. dated June 4, 1998 and are in agreement with such statement to the extent of the scope and nature of our audits and disagreements with management. However, since we have not performed any audit procedures subsequent to October 27, 1997, we cannot comment on what has taken place subsequent to that date.

                              Very truly yours,

                              /s/ CORNICK, GARBER & SANDLER,LLP
                              -----------------------------------
                              CORNICK, GARBER & SANDLER, LLP